Exhibit 99.2
November 21, 2010

Buddha Steel, Inc.
Dachang Hui Autonomous County Industrial Park
Hebei, 065300 People’s Republic of China

Dear Sirs:

We are qualified lawyers of the People’s Republic of China (the “PRC”) and are qualified to issue opinions on the laws and regulations of the PRC.

We have acted as PRC counsel for Buddha Steel, Inc., a Delaware corporation (the “Company”), in connection with the preparation and filing of the Company’s registration statement on Form S-1 (Registration No. 333-169462) and all amendments thereto (as amended, the “Registration Statement”), as originally filed with the Securities and Exchange Commission (the “Commission”) on September 17, 2010. The Registration Statement relates to the offering (the “Offering”) of (i) 2,000,000 shares of the Company’s common stock, $0.001 par value per share (such offered shares, the “Offering Shares”; the Company’s common stock, the “Shares”) and (ii) up to 300,000 Shares subject to the underwriter’s overallotment option (the “Overallotment Shares”).

In rendering this opinion, we have examined the originals, or certified copies, of documents provided to us by the Company and such other documents, corporate records, certificates issued by governmental authorities in the PRC and officers of the Company and other instruments as are necessary for the purposes of rendering this opinion.

In rendering this opinion, we have assumed the genuineness of all signatures, the authenticity of all documents submitted to us as originals, the conformity with authentic original documents submitted to us as copies and the completeness of the documents provided to us. We have also assumed that no amendments, revisions, modifications or other changes have been made with respect to any of the documents after they were submitted to us for purposes of this opinion. We have further assumed the accuracy and completeness of all factual statements in the documents.

As used herein, (a) “PRC Laws” means all laws, regulations, statutes, orders, decrees, guidelines, notices, judicial interpretations, subordinary legislations of the PRC which are publicly available (other than the laws of the Hong Kong Special Administrative Region, Macao Special Administrative Region and Taiwan Region); (b) “Governmental Agencies” means any court, governmental agency or body or any stock exchange authorities of the PRC (other than the Hong Kong Special Administrative Region, Macao Special Administrative Region and Taiwan Region); (c) “Governmental Approvals” means all approvals, consents, waivers, sanctions, authorizations, declarations, filings, registrations, exemptions, permissions, endorsements, annual inspections, qualifications, licenses, certificates and permits required by Governmental Agencies; (d) “Prospectus” means the prospectus, including all amendments or supplements thereto, that forms part of the Registration Statement.

On August 8, 2006, six PRC regulatory agencies, namely, the PRC Ministry of Commerce (“MOFCOM”), the State Assets Supervision and Administration Commission, the State Administration for Taxation, the State Administration for Industry and Commerce, the China Securities Regulatory Commission (“CSRC”), and the State Administration of Foreign Exchange (“SAFE”), jointly adopted the Regulations on Mergers and Acquisitions of Domestic Enterprises by Foreign Investors (the “New M&A Rule”), which became effective on September 8, 2006. The New M&A Rule purports, among other things, to require offshore special purpose vehicles, or SPVs, formed for overseas listing purposes through acquisitions of PRC domestic companies and controlled by PRC companies or individuals, to obtain the approval of the CSRC prior to publicly listing their securities on an overseas stock exchange. On September 21, 2006, the CSRC published on its official website procedures specifying documents and materials required to be submitted to it by SPVs seeking CSRC approval of their overseas listings.

Based on our understanding of current Chinese laws, regulations and rules, including the New M&A Rule and the CSRC procedures announced on September 21, 2006, it is our opinion that:

•
The major owner of the Company, Crowning Elite Limited, is currently 100% owned by a non-PRC citizen, and the Company currently controls its Chinese affiliate, Hebei Anbang Investment Consultation Co., Ltd., by virtue of VIE agreements between Hebei Anbang Investment Consultation Co., Ltd. and the Company’s affiliate, Dachang Hui Autonomous County Baosheng Steel Products Co., Ltd., but not through equity interest or asset acquisition which are stipulated in the New M&A Rule; and

•
in spite of the lack of clarity on this issue, the CSRC currently has not issued any definitive rule or interpretation regarding whether offerings like the one contemplated by this Prospectus are subject to the New M&A Rule.

This opinion relates to the PRC Laws in effect on the date hereof.

We hereby consent to the use of this opinion in, and the filing hereof as an exhibit to, the above-mentioned Registration Statement. In giving such consent, we do not thereby admit that we fall within the category of the person whose consent is required under Section 7 of the U.S. Securities Act of 1933, as amended, or the regulations promulgated thereunder.

Yours sincerely,

/s/ AllBright Law Offices
AllBright Law Offices